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                                                                    EXHIBIT 5(c)


                              GOLDMAN SACHS TRUST
                                4900 Sears Tower
                            Chicago, Illinois 60606


                                                     July 15, 1991

Goldman Sachs Asset Management
International Limited,
an affiliate of Goldman, Sachs & Co.
5 Old Bailey
London, England EC4M 7AA



                        INVESTMENT SUBADVISORY AGREEMENT
                        --------------------------------
                             GS GLOBAL INCOME FUND

Dear Sirs:

Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co. (the "Adviser"), a New York partnership with its principal offices at 32 Old Slip, New York, New York 10005, is investment adviser to Goldman Sachs Trust (the "Trust") on behalf of GS Global Income Fund (the "Fund"). The Trust has been organized as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts to engage in the business of an investment company. The units of beneficial interest of the Trust ("Units") are divided into multiple series ("Series"), including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. Each Series will represent the interests in a separate portfolio of securities and other assets. Pursuant to authority granted the Adviser by the Trust's Trustees and pursuant to the provisions of the Investment Advisory Agreement dated July 15, 1991 between the Adviser and the Trust, the Adviser has selected you to act as an investment sub-adviser of the Fund and to provide certain services, as more fully set forth below, and you are willing to act as such investment sub-adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Adviser and the Trust on behalf of the Fund agrees with you as follows:

     1.  Name of Trust.  The Trust may use any name including or derived from
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the name "Goldman Sachs" in connection with the Fund only for so long as this
Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment sub-adviser. Upon the termination of this Agreement, the Trust (to the extent that it lawfully can) will cause the Fund to cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

     2.  Advisory Services.
         -----------------

     (a) You will regularly provide the Fund with advice concerning the investment management of the Fund's portfolio, which advice shall be consistent with the investment objectives and policies of the Fund. You will determine from time to time what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund's assets shall be held uninvested as cash, subject always to the provisions of the Trust's Agreement and Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended (the "1940 Act"), and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and

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         instructions as the Board of Trustees may from time to time establish.
         In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you.

     (b) You will maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5), (6), (9) and
         (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the Fund's custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust or of the Adviser. You will make your officers and employees available to meet with the Trust's officers and Trustees at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions.

     (c) You will notify the Trust of any change in your membership within a reasonable time after such change.

     (d) Your services hereunder are not deemed exclusive and you shall be free to render similar services to others.

3.  Allocation of Charges and Expenses.  You will bear your own costs of
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providing services hereunder.  Except as aforesaid, you will not be required to pay any expenses of the Fund.

4.  Compensation of the Sub-adviser.
    -------------------------------

     (a) For all investment management services to be rendered hereunder, the Trust on behalf of the Fund will pay you on the last day of each month a fee at an annual rate equal to .50% per annum of the average daily net assets of the Fund. The "average daily net assets" of the Fund shall be determined on the basis set forth in the Fund's prospectus or otherwise consistent with the 1940 Act and the regulations promulgated thereunder.

     (b) If, in any fiscal year, the sum of the Fund's expenses (including the fee payable pursuant to this paragraph 4, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities, distribution expenses and extraordinary expenses such as for litigation) exceeds the expense limitations, if any, applicable to the Fund imposed by state securities administrators, as such limitations may be modified from time to time, you shall reimburse the Fund in the amount of 1/2 of such excess to the extent required by such expense limitations, provided that the amount of such reimbursement shall not exceed the amount of your fee during such fiscal year.

     (c) In addition to the foregoing, you may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

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     5.  Avoidance of Inconsistent Position.  In connection with purchases or
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sales of portfolio securities for the account of the Fund, neither you nor any of your partners, officers or employees will act as a principal, except as otherwise permitted by the 1940 Act. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers (including Goldman, Sachs & Co.) selected by you. In the selection of such brokers or dealers (including Goldman, Sachs & Co.) and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to your clients concerning the Units of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. You may, on occasions when you deem the purchase or sale of a security to be in the best interests of the Fund as well as your other customers (including any other Series or any other investment company or advisory account for which you act as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other customers.

You will advise the Trust's Custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of units of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer. From time to time as the Trustees of the Trust or the Adviser may reasonably request, you will furnish to the Trust's officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

6.  Limitation of Liability of Sub-Adviser.  You shall not be liable for any
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error of judgment or mistake of law or for  any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or the Fund shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

7.  Duration and Termination of this Agreement.  This Agreement shall remain in
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force until June 30, 1992 and shall continue for periods of one year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or the Adviser and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval and (b) by a vote of a majority of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that

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continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on 60 days' written notice to the other party, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

8.  Amendment of this Agreement.  No provisions of this Agreement may be
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changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or the Adviser and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment.

9.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
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ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.  Miscellaneous.  The captions in this Agreement are included for convenience
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of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     The name Goldman Sachs Trust is the designation of the Trustees for the time being under an Agreement and Declaration of Trust dated September 24, 1987, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or unitholders assume any personal liability or obligations entered into on behalf of the Trust. The Fund shall not be liable for any claims against any other series of the Trust.

     If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.


Yours very truly,


                              GOLDMAN SACHS TRUST
                       (ON BEHALF GS GLOBAL INCOME FUND)


Attest: Mary L. Wiersema                         By: Stephen Brent Wells
       ------------------------------                --------------------------
                                                     Stephen Brent Wells
                                                     President of the Trust

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The foregoing Agreement is hereby accepted as of the date hereof.



                         GOLDMAN SACHS ASSET MANAGEMENT
             A SEPARATE OPERATING DIVISION OF GOLDMAN, SACHS & CO.


Attest: Mary L. Wiersema                       By: Alan A. Shuch
        -----------------------------              ----------------------------
                                                   Alan A. Shuch
                                                   Partner



The foregoing Agreement is hereby accepted as of the date hereof.


              GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL LIMITED
                      AN AFFILIATE OF GOLDMAN, SACHS & CO.


Attest: __________________________            By: Michael J. O'Brien
                                                  ----------------------------
                                                  Michael J. O'Brien
                                                  Partner

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